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                                                                   Exhibit 10.30


                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Bill of Sale, Assignment and Assumption Agreement ("Agreement") is made as of the date set forth below by and between RAVISENT Technologies Inc., a Delaware corporation ("Assignor") and Divico Inc. a Delaware corporation ("Assignee").

                                   BACKGROUND

         Assignor owns all of the issued and outstanding stock of Assignee. Assignor desires to contribute and assign all of the assets of the Assignor, other than cash and Intellectual Property (as hereinafter defined), to Assignee subject to the assumption by Assignee of all of the liabilities of Assignor.

         NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. ASSIGNMENT OF ASSETS. Assignor does hereby contribute, assign and transfer unto Assignee, its successors and assigns, all of its right, title and interest in and to all of its assets of every kind and description, whatsoever as of the Effective Time (as hereinafter defined) for its own proper use and benefit forever, excluding cash and excluding Intellectual Property.

         2. DEFINITION OF INTELLECTUAL PROPERTY. As used in this Agreement, "Intellectual Property" means any and all exclusionary rights, tangible or intangible and whether or not reduced to a writing, existing from time to time anywhere in the world under patent law, copyright law, moral rights law, trade secret law, semiconductor chip protection law, trademark law, unfair competition law owned by Assignor. By way of example only and not by way of limitation such exclusionary rights shall include, but are not limited to, any and all patents; patent rights; copyrights; copyright registrations; trade secrets; know-how; drawings; sketches; calculations; software; functional specifications; manuals; parts lists and the like; trademark, trade name, trade dress and service mark registrations; unregistered trademark, trade name, trade dress and service mark rights, and; goodwill pertaining to both registered and unregistered trademarks, trade names, trade dress and service marks.

         3. ASSUMPTION OF LIABILITIES. Assignee hereby accepts the assignment from Assignor and, in consideration therefor, agrees to assume, perform, pay for, satisfy and discharge all of the liabilities, obligations, duties, contracts, agreements and other commitments of the Assignor existing as of the Effective Date.

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         4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made, delivered and to be performed solely therein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 16, 1999.

         RAVISENT Technologies Inc.                  Divico Inc.


         By:  /s/ FRANCIS E. WILDE                   By:  /s/ FRANCIS E. WILDE
            --------------------------                  ------------------------
            Francis E. Wilde, CEO                       Francis E. Wilde, CEO


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